AGREEMENT


 AGREEMENT made in duplicate, effective May 7, 1996, by and between BALLARD MEDICAL PRODUCTS, a Utah corporation ("Ballard") and NEURO NAVIGATIONAL CORPORATION, a Delaware corporation (the
"Company").

 RECITALS:

  A. Effective July 17, 1995, the parties entered into a Stock Purchase and Option Agreement (the "Option Agreement").

  B. Ballard purchased the Option (as defined in the Option
Agreement) pursuant to the Option Agreement on or about November
14, 1995.

  C. Ballard is now desirous of selling the Option, and the parties desire to enter into certain agreements related thereto.
It is possible that the transaction may, alternatively, be structured as a sale of the Company or its assets.

  D. On or about May 7, 1996, Ballard and the Company entered into an engagement letter with Vector Securities International, Inc. ("Vector"), pursuant to which Ballard and the Company engaged Vector to assist them in the sale of greater than a majority of the business, assets or stock of the Company which sale might also involve a sale of all or a portion of the Option, and/or the consummation of one or more Strategic Alliances (as defined therein) involving less than a majority of the Company's business, assets or stock (the "Engagement Letter"), a copy of which Engagement Letter is attached to this Agreement as Exhibit A and made a part hereof by reference.

  E. Simultaneously with the parties execution of the Engagement Letter, Ballard and the Company also executed an indemnity letter with Vector (the "Indemnity Letter"), a copy of which Indemnity Letter is attached to this Agreement as Exhibit B and made a part hereof by reference.

 NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and also the covenants and conditions set forth in the Option Agreement, the parties agree as follows:

  1. Definitions. For all purposes of this Agreement, the following terms shall have the meaning indicated below:

  (a) "Engagement Letter" shall mean that certain letter agreement dated May 7, 1996, from Vector to the Company and Ballard.

  (b) "Indemnity Letter" shall mean that certain letter agreement dated May 7, 1996 to Vector from the Company and Ballard.

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  (c) "Net Proceeds" shall mean the aggregate consideration (as described and defined in the Engagement Letter) paid by the Purchaser or its shareholders in the consummated
Transaction, minus all of the following:

   (i) All payments and reimbursements described in paragraph 3 below:

   (ii) $2,000,000 (representing the purchase price paid by Ballard for its Preferred Shares in the Company), reduced by the cash redemption price for the Preferred Shares paid by the Company to Ballard pursuant to Section 2.5 of the Option Agreement; and

   (iii) The Asset Purchase Price under Section 3.5 of the Option Agreement.

  (d) "Purchaser" shall mean the entity which purchases the Option.

  (e) "Transaction" shall mean (i) Ballard's sale and Purchaser's purchase of the Option as well as Purchaser's exercise of the Option and purchase of the Assets, (ii) Ballard's exercise of the Option, purchase of the Assets and sale of the Assets to Purchaser, or (iii) the consummation of any other transaction contemplated in the Engagement Letter, but in the event of a sale of the Option, only upon exercise of the Option and purchase of the Assets.

  (f) "Vector" shall mean Vector Securities International,
Inc.

 All other proper nouns used herein shall have the meanings set forth in the Option Agreement.

  2. Payment of Indebtedness to Ballard. Notwithstanding provisions to the contrary contained in promissory notes between the Company and Ballard, all outstanding promissory notes, loans, and indebtedness owed by the Company to Ballard will be due and payable in full by the Company immediately upon the consummation of any Transaction and receipt by the Company of the proceeds to which it is entitled under the Transaction.

  3. Payment of Expenses.  Upon the consummation of a
Transaction:

  (a) Ballard will be promptly reimbursed out of the proceeds of such transaction for all fees and expenses heretofore or hereafter paid or incurred to Herbert J. Epstein (or his company, Epstein & Associates) in connection with Ballard's entering into and performing the Option Agreement and in connection with the transaction contemplated by the Engagement Letter
(although Ballard believes that no fee or commission will be owed to Mr. Epstein or his company upon the consummation of the transaction contemplated in the Engagement Letter);

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  (b) Ballard will be promptly reimbursed out of said proceeds for all fees and expenses heretofore or hereafter paid or incurred to Vector in connection with the Engagement Letter; and

  (c) Ballard will be reimbursed out of said proceeds for all of its other expenses paid or incurred in connection with the Engagement Letter and the transaction contemplated therein.

  4. Allocation of Net Proceeds. Ballard wishes to keep the Company's management team (the "Management Team") listed on Exhibit C attached to and made a part of this Agreement by this reference, intact and to encourage the Management Team to remain with the Company until consummation of the Transaction, and if the terms and conditions of the Transaction so provide, for a limited period thereafter, in order to facilitate an orderly Transaction at the highest possible purchase price. Consequently, Ballard agrees with the Company for the benefit of the Management Team still with the Company upon consummation of the Transaction that the Net Proceeds for the consummated Transaction shall be allocated as follows:

  (a) The first $1 million of Net Proceeds will be allocated and paid to Ballard;

  (b) Of the next $4 million of Net Proceeds, 50% will be allocated and paid to Ballard and 50% will be allocated and paid to the Management Team;

  (c) Of the next $5 million of Net Proceeds, 60% will be allocated and paid to Ballard and 40% will be allocated and paid to the Management Team;

  (d) All other Net Proceeds will be allocated and paid to Ballard; and

  (e) Any and all sums payable to the Management Team pursuant to the foregoing paragraphs shall be immediately paid and distributed directly by Ballard, or at the request of Ballard, by Purchaser in accordance with the allocations set forth in Exhibit
C. Any and all such payments shall be made contemporaneously with and as a part of the closing of the Transaction.

  5. Right of Contribution.

  (a) The parties are jointly and severally liable to Vector for various matters under the Engagement Letter and under the Indemnity Letter. The parties desire to allocate responsibility for such joint and several liability and indemnity obligations.
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  (b) The parties intend that fees and expenses incurred by Ballard under the Engagement Letter and Losses paid or incurred by either party under the Indemnity Letter are to be reimbursed to them out of the proceeds of the consummated transaction contemplated in the Engagement Letter.

  (c) If the proceeds of any Transaction are not sufficient to cover such fees, expenses, and Losses then each shall have a right of contribution against the other for such fees, expenses, and Losses in order to achieve the following:

   (i) All Losses will be allocated and shared in proportion to the relative amount of Net proceeds received by the Company (i.e., the Management Team) and Ballard.

   (ii) All fees and expenses under the Engagement
Letter shall be paid solely by Ballard.

  (d) If no Transaction is consummated, then each shall have a right of contribution against the other for any such fees, expenses, and Losses in order to achieve the following:

   (i) All Losses will be allocated and shared in proportion to the relative fault of the Company and Ballard as determined by a court of competent jurisdiction, if any. If neither party is at fault, then such Losses shall be allocated and shared equally.

   (ii) All fees and expenses under the Engagement
Letter shall be paid solely by Ballard.

  6. Relationship. The parties do not intend to be and are not partners or joint venturers.

  7. Notices. Except as otherwise provided, all notices and other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by a nationally recognized overnight express carrier for next-day delivery (charges prepaid) or by registered or certified mail, postage prepaid, addressed as follows:

 If to Ballard:    Ballard Medical Products
                   12050 Lone Peak Parkway
                   Draper, Utah 84020
                   Attention: Dale H. Ballard, President

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If to the Company:   Neuro Navigational Corporation
                     3180 Pullman Street
                     Costa Mesa, California 92626
                     Attention: William J. Worthen, President

  8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be appli-cable. Any action under this Agreement filed by the Company (other than a counterclaim in a pending proceeding) may be filed and maintained only in state or federal courts located within Salt Lake County, State of Utah, and all parties hereby submit to the jurisdiction of such courts for such purposes. Any counterclaims related to such suits shall also be litigated in Salt Lake County. Any actions filed by Ballard (other than a counterclaim in a pending proceeding) may be filed and maintained only in state or federal courts located within Orange County, State of California. Any counterclaims relating to such suits shall also be litigated in Orange County.

  9. Litigation Expenses, Remedies. If any action, suit or proceeding is brought by a party hereto with respect to a matter or matters covered by this Agreement, all costs and expenses of the prevailing party incident to such proceeding, including reasonable attorney's fees, shall be paid by the other party. If either party breaches this Agreement, the other party shall have the right, in addition to its other rights and remedies available at law and in equity, to seek equitable remedies, such as specific performance and injunction.

 10. Successors in Interest. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

 11. Waiver and Modification. This Agreement may not be amended, modified, superseded or canceled, and none of the terms, covenants, representations, warranties and conditions, may be waived except by written instrument executed by the Company and Ballard; or, in the case of a waiver, by the party waiving compliance. Failure of any party at any time or times to require strict performance of any provision hereof shall not in any manner affect the right of such party at a later date to enforce the same.
 No waiver by any party of the breach of any term, covenant, representation or warranty contained in this Agreement as a condition to such party's obligations hereunder, shall constitute a release or affect any liability resulting from said breach.

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12. Exhibits. All exhibits attached to this Agreement are expressly made a part of this Agreement as fully as if completely set forth in it. All references to this Agreement, either in the Agreement itself or in any of such writings, shall deem to refer to and include this Agreement, and all such exhibits.

 13. Execution by Facsimile and Counterpart. Signatures sent via facsimile transmission shall constitute original signatures. The parties may execute counterpart originals of this Agreement. This Agreement may be executed separately or independently in any number of counterparts, each and all of which together shall be deemed to have been executed simultaneously and for all purposes to be one Agreement.

 14. Captions. The respective captions of the sections and paragraphs of this Agreement are inserted for convenience of reference only and shall not be deemed to modify or otherwise affect in any respect the provisions of this Agreement.

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BALLARD MEDICAL PRODUCTS

By:  _________________________
     Dale H. Ballard, President


THE COMPANY:

NEURO NAVIGATIONAL CORPORATION

By:  _____________________________
     William J. Worthen, President

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                             EXHIBIT A

       May 7, 1996


Neuro Navigational Corporation
3180 Pullman Street
Costa Mesa, CA  92626

Attention: William J. Worthen
  President and Chief Executive Officer

Ballard Medical Products
12050 Lone Peak Parkway
Draper, UT  84020

Attention: Dale H. Ballard
  Chairman, President and Chief Executive Officer

Gentlemen:

 (I) This is to confirm our understanding that Vector Securities International, Inc. ("Vector") has been engaged as exclusive financial advisor of Ballard Medical Products ("Ballard") and Neuro Navigational Corporation (the "Company") (both companies are hereinafter collectively referred to as the "Parties") for a period of one year commencing with the Parties' acceptance of this agreement (the "Initial Period") for the purpose of assisting the Parties' in conducting discussions and negotiations leading to: (i) the consummation of a sale of greater than a majority of the business, assets, or stock of the Company which sale might also involve the sale of all or a portion of Ballard's option to purchase the Company (the "Ballard Option"); and/or (ii) the consummation of one or more Strategic Alliance (as described in Paragraph IV below) or similar transactions involving less than a majority of the business, assets, or stock of the Company. In its role as exclusive financial advisor, Vector will assist the Parties in: (a) identifying prospective acquirors or partners; (b) preparing appropriate marketing materials; (c) conducting discussions and negotiations looking toward the consummation of one or more transaction(s); and (d) if requested by the Parties, providing, in accordance with our customary practice, an opinion (the "Opinion") to the Board of Directors of Ballard with respect to the adequacy or fairness, from a financial point of view, to Ballard and its shareholders, of the consideration to be paid in a Sale (as defined below), it being understood that the Opinion shall be in such form as Vector shall determine and Vector may qualify the Opinion in such manner as Vector believes appropriate. The Opinion shall not address Ballard's underlying business decision to effect a Sale. Vector's engagement hereunder may be extended for additional periods under the terms set forth herein upon the mutual written agreement of Vector and the Parties. This Initial Period and any extensions thereof are hereinafter referred to as the "Engagement Period."

 (II) The Parties will pay a non-refundable retainer fee of $125,000, such fee to be payable in cash promptly upon the execution of this agreement. Such retainer fee will be credited against any additional fees paid to Vector pursuant to paragraphs (V) or (VI) this agreement. The Parties also agree to pay all of our reasonable out-of-pocket expenses up to a maximum of $20,000 (the "Expense Cap"), including fees and disbursements of our counsel; such expenses to be paid in cash upon submission of a bill or bills by us from time to time. Vector agrees that it will not make any expenditures in excess of the Expense Cap without the Parties' prior written approval, which approval will not be unreasonably withheld.

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 (III) In addition to the fees provided in paragraph (II) above, the Parties will pay Vector a fee of $250,000 upon the date on which Vector advises Ballard that it is prepared to deliver the Opinion. Such opinion fee shall be credited against any additional fees paid to Vector pursuant to paragraphs (V) or (VI) of this Agreement.

 (IV) Vector will conduct such financial review of the Company and its businesses and operations as Vector deems necessary and feasible for purposes of rendering the Opinion. Such review will be based upon an analysis of publicly available information and such other information as
 shall be supplied to Vector by the Parties.   Vector is not assuming any
 responsibility for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company or any other entity.

 (V) If a sale, merger, consolidation, tender offer, business combination or similar transaction involving greater than a majority of the business, assets, or stock of the Company, including a sale of any option or right to acquire a majority of the business, assets or stock of the Company
 (a "Sale") is entered into or consummated (i) within the Engagement Period with any party, or (ii) not later than one year after the expiration of such Engagement Period with a party (or any entity controlled by or affiliated with such party) identified by Vector in writing and acknowledged by Ballard (which shall include those parties contacted by Vector on behalf of the Parties prior to the end of the Engagement Period) then Vector will be paid a fee equal to the greater of $500,000 or 5% of the aggregate consideration to be paid by the acquiror or its shareholders in such transaction, such fee to be payable in cash promptly upon the closing of such transaction. In the event that the Sale is consummated through more than one closing or with more than one acquiror, the Parties agree that the aggregate consideration used to calculate Vector's fee hereunder shall be the sum total of the aggregate consideration paid or to be paid in each such closing by each such acquiror. For the purpose of calculating our fee under this Paragraph (III), the aggregate consideration paid with respect to the business, assets, stock, options, warrants or other securities of the Company or the Ballard Option shall be equal to the total of all cash, assets, stock, options, warrants or other securities paid by the acquiror. Aggregate consideration shall also include: (a) any commercial bank, capital lease obligations or other indebtedness that is repaid or for which the responsibility to pay is assumed by the acquiror in connection with the Sale; (b) the greater of the stated value or the liquidation value of preferred stock that is assumed or acquired by the acquiror that is not converted into common stock upon the consummation of such transaction; and (c) future payments for which the acquiror is obligated either absolutely or upon the attainment of milestones, financial results, or other future events ("Acquiror Future Payments"). The fee paid to Vector as a result of Acquiror Future Payments shall be paid when such Acquiror Future Payments are made. It is further understood that aggregate consideration shall not be reduced by the amount of the fee due Vector hereunder. For the purpose of calculating our fee, securities constituting part of aggregate consideration that are traded on a national securities exchange or the Nasdaq National Market shall be valued at the last closing price thereof prior to the date of the consummation or closing of any such transaction. Such securities which are traded over-the-counter shall be valued at the mean between the latest bid and asked prices prior to such date. Any debt or other securities of the acquiror shall be valued at their fair market value. In the event a Sale is consummated through a multiple-step transaction wherein the acquiror is obligated either absolutely or upon the attainment of milestones, financial results, or other future events to make future payments to further increase its ownership in the Company (the "Acquiror Multiple-Step Payments"), the Parties agree to pay Vector a fee on such Acquiror Multiple-Step Payments, and such fee shall be calculated pursuant to this paragraph (III). Such fee shall be payable when such Acquiror Multiple-Step Payments are made and shall be in addition to the fee paid to Vector in the earlier step(s) of such transaction.

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 (VI) If an agreement for a Strategic Alliance is entered into or consummated (i) within the Engagement Period with any party, or (ii) not later than one year after the termination of such Engagement Period with a party (or any entity controlled by or affiliated with such party) identified by Vector in writing and acknowledged by Ballard (which shall include those parties contacted by Vector on behalf of the Parties prior to the end of the Engagement Period) Vector will be paid a fee equal to the greater of $500,000 or 5% of the aggregate consideration to be paid by the Partner in each such transaction, such fee to be payable in cash at the time of the closing of each such Strategic Alliance. The type of transaction contemplated by a Strategic Alliance will include, but is not limited to:
 (i) a joint venture, partnership, license or other contract or agreement relating to the development, manufacturing, marketing, distribution, sale or other activity relating to the Company's present or future products, services, technology or the like; (ii) the purchase or commitment by the Partner to purchase less than a majority of the business, assets or stock of the Company; (iii) the sale of any rights in respect to the Company's products, services, technologies or the like; and (iv) a commitment to provide funding for all or part of the Company's research and development activities. For the purpose of calculating our fee hereunder, aggregate consideration shall include, but not be limited to: (a) all payments made at closing for equity securities, equity security rights or similar rights;
 (b) technology access fees, licensing fees or other up-front payments; (c) other future payments for which the Partner is obligated either absolutely or upon the attainment of milestones, financial results or other future events; (d) funding by the Partner (through reimbursement or otherwise) relative to research and development, clinical trials, regulatory approvals and related expenditures, whether such work is performed or managed by the Company or the Partner; and (e) the repayment or assumption by the Partner of obligations of the Company or Ballard including indebtedness for money borrowed or amounts owed to inventors or owners of technology. The fee paid to Vector as the result of any future rights, commitments, contingent payments and the like (together, "Strategic Alliance Future Payments") which are part of the consideration, shall be paid when such Strategic Alliance Future Payments are made. For purpose of this agreement, Strategic Alliance shall not include, and Vector shall not be entitled to a fee under this paragraph VI with respect to, financing for which Vector does not provide assistance raised by William J. Worthen, Ballard, and other shareholders solely for the financing of a venture to develop interventional radiology and reproductive medicine applications of certain of the Company's technology.

 (VII) Although a number of the references herein relate to a transaction with the Company, including a possible Sale of or Strategic Alliance with the Company, it is the Parties' understanding that the transaction might involve the purchase of the Ballard Option to purchase the Company either in whole or in part. The transaction could also involve another form of transaction relating to the Company and/or Ballard. Regardless of the form of the transaction, the Parties agree that all consideration paid to or involving Ballard, the Company, or to any of their respective shareholders or employees in any transaction or series of transactions involving a Sale or Strategic Alliance, shall be included in the definition of aggregate consideration even if a component(s) of such consideration does not clearly fall into such definition. Specifically, the Parties agree that if a Sale involves the sale or transfer of all or a portion of the Ballard Option (i) aggregate consideration shall include the consideration paid for the Ballard Option and the aggregate amount payable upon the full exercise of the Ballard Option (the "Exercise Price") without taking into account any reductions of, or credits against, such Exercise Price (including as a result of the repayment or discharge of indebtedness, the redemption of any preferred stock or other securities or the crediting of any amounts previously paid with respect to the Ballard Option) and (ii) the stated value or liquidation value of any preferred stock that is acquired in such Sale and redeemed in connection with the exercise of the Ballard Option shall not be added to aggregate consideration. Ballard and the Company agree to be jointly and severally liable for the payment of Vector's fees and the reimbursement of Vector's expenses hereunder.

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 (VIII) In order to coordinate the efforts to effect a transaction satisfactory to the Parties during the Engagement Period, in the event that the Company or Ballard or any of their directors, management or shareholders receive any meaningful inquiry or are otherwise aware of the interest of any third party concerning any transaction as contemplated in this agreement, such party agrees to promptly inform Vector of the third party and its interest and request that Vector perform its services as contemplated hereunder. Vector hereby acknowledges that the Parties have no obligation under this letter agreement to proceed with any potential transaction presented to them by Vector.

 (IX) Any financial advice rendered by us pursuant to this agreement (including any Opinion) may not be disclosed publicly in any manner without our prior written approval, except as required by law, and will be treated by us as confidential. The Parties will provide us with all financial and other information requested by us for the purposes of rendering our services pursuant to this agreement, and shall provide Vector with reasonable access to the Parties' officers, directors, employees, independent accountants and other advisors and agents as Vector shall deem appropriate. The Parties represent that all information furnished by them or on their behalf to Vector will be accurate and complete in all material respects. The Parties recognize and confirm that, in advising the Parties and in completing its engagement hereunder, Vector will be using and relying on publicly available information and on data, material, and other information furnished to Vector by the Parties and other parties. It is understood that in performing under this engagement Vector may assume and rely upon the accuracy and completeness of, and is not assuming any responsibility for independent verification of, such publicly available information and the other information so furnished.

 (X) All non-public information given us by the Parties will be treated by us as confidential. We may rely, without independent verification, on the accuracy and completeness of all information furnished to us by the Parties or any other party or potential party to any transaction contemplated hereunder.

 (XI) Since Vector will be acting on behalf of the Parties in connection with its engagement hereunder, the Parties and Vector have entered into a separate letter agreement, dated the date hereof, providing for the indemnification by the Parties of Vector and certain related entities. A copy of such letter agreement is attached to this letter.

 (XII) It is understood and agreed that Vector and its affiliates may from time to time make a market in, have a long or short position in, buy and sell or otherwise effect transactions for customer accounts and for their own accounts in the securities of, or perform investment banking or other services for, Ballard and other entities which are or may be the subject of the engagement contemplated by this Agreement.

 (XIII) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter.

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Vector Securities International, Inc.
May 7, 1996
Page 5







Sincerely yours,

 VECTOR SECURITIES INTERNATIONAL, INC.



 By:
  W. Gregory Shearer
  Managing Director

Confirmed as of the date hereof:

NEURO NAVIGATIONAL CORPORATION



By:
 William J. Worthen
 President and Chief Executive Officer


BALLARD MEDICAL PRODUCTS



By:
 Dale H. Ballard
 Chairman, President and Chief Executive Officer


                               25 of 29

                             EXHIBIT B


  May 7, 1996


 Vector Securities International, Inc.
 1751 Lake Cook Road, Suite 350
 Deerfield, Illinois 60015

 Gentlemen:

 In connection with your engagement by us as set forth in the engagement letter dated the date hereof (the "Engagement Letter"), we jointly and severally hereby agree to indemnify and hold harmless you and your affiliates, the respective directors, officers, stockholders, agents and employees of you and your affiliates and each other person, if any, controlling you or any of your affiliates (collectively referred to as "you" and "your"), to the full extent lawful, from and against all losses, claims, damages, liabilities and expenses (collectively, "Losses") in-curred by you (including fees and disbursements of counsel) which (i) are related to or arise out of actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by us or by you with our consent or in conformity with our actions or omissions or (ii) are otherwise related to or arise out of your activities on our behalf in connection with your engagement by us, and we will reimburse you for all expenses (including fees and disbursements of counsel) as they are incurred by you in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which you are a party. We will not be responsible, however, for any Losses pursuant to clause (ii) of the preceding sentence to the extent such losses are finally judicially determined to have resulted from your willful misfeasance or gross negligence. We also agree that you shall not have any liability to us for or in connection with such engagement except to the extent of Losses incurred by us which are finally judicially determined to have resulted from your willful misfeasance or gross negligence. We further agree that we will not, without the prior written consent of Vector Securities International, Inc. ("Vector"), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not you are an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of you from all liability arising out of such claim, action, suit or proceeding. Payments pursuant to this paragraph shall be paid by us promptly upon our receipt of a statement(s) from Vector setting forth the amounts with respect to which indemnification and/or reimbursement is sought pursuant to this paragraph.

 We agree if any indemnification sought by you pursuant to this letter agreement is unavailable or insufficient to hold you harmless, then (whether or not Vector is the indemnified person), we and Vector will contribute to the Losses for which such indemnification is unavailable or insufficient in such proportion as is appropriate to reflect the relative benefits to, and the relative fault of, us, on the one hand, and Vector, on the other hand, in connection with Vector's engagement referred to above, subject to the limitation that in any event Vector's aggregate contribution to all Losses with respect to which contribution is available hereunder will not exceed the amount of fees actually received by Vector from us pursuant to Vector's engagement referred to above. Our obligations pursuant to this paragraph will also be joint and several.

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 Vector Securities International, Inc.
 May 7, 1996
 Page 2



 Our indemnity, reimbursement and contribution obligations under this letter agreement shall be in addition to any rights that you may have at common law or otherwise. We hereby consent to personal jurisdiction and service and venue in any court in which any claim which is subject to this letter agreement is brought against you. This letter agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to principles of conflicts of laws. Any right to trial by jury with respect to any claim or proceeding related to or arising out of Vector's engagement by us or this agreement is waived. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

 It is understood that, in connection with Vector's above-mentioned engagement, Vector may also be engaged to act in one or more additional capacities, and that the terms of the original engagement or any such additional engagement may be embodied in one or more separate written agreements. The provisions of this letter agreement shall apply to the original engagement, any such additional engagement(s) and any modification of the original engagement or such additional engagement(s) and shall remain in full force and effect following the completion of termination of Vector's engagement(s).


  Very truly yours,

  NEURO NAVIGATIONAL CORPORATION



  By:
   William J. Worthen
   President and Chief Executive Officer


  BALLARD MEDICAL PRODUCTS



  By:
   Dale H. Ballard
   Chairman, President and Chief Executive Officer


 Accepted:

 VECTOR SECURITIES INTERNATIONAL, INC.


 By: ____________________________________
 W. Gregory Shearer
 Managing Director

 Date: __________________________________,  1996

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                    EXHIBIT C

                   Distribution

Name                 Percent

Bill Worthen          31.56
Brett Scott            7.69
Derek Daw              7.69
George Acosta          7.69
William Rigas          7.69
Thomas Whitehair       7.69
Bob Hill               7.69
Karen Salinas          7.69
John Aoki              1.29
Lance Kumm             0.76
John Brustad           2.00
Hoa Vo                 0.38
Julia Goodkind         1.55
Sharon Nagakoa         0.78
Steven Karas           0.96
Charles Schubert       0.67
Victoria Connor        0.29
Carlene Denotto        0.29
Nadine Pettit          0.96
Roza Sturm             1.10
Marcie Kim             0.10
Dorota Kochmanski      1.10
Michael                0.14
Julie Fralick          1.43
Bill Wooten            0.14
Rene Harrison          0.19
Anne Amelung           0.48
   Total             100.00

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